Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Manolo Zúñiga, CEO or
Brad Holmes,
Investor Relations
BPZ Energy, Inc.
281-556-6200

BPZ ENERGY RECEIVES $120 MILLION FINANCING APPROVAL FROM IFC CREDIT COMMITTEE

HOUSTON — December 4, 2006 — BPZ Energy, Inc. (OTC: BPZI) announced today that the International Finance Corporation’s (“IFC”) Credit Committee approved the Company’s $120 million financial package (the “financing”).  The financing is subject to IFC Board approval and subsequent execution of the closing documents in their final form.  The financing is expected to allow the Company to complete its gas-to-power project in the Corvina Gas Field in Block Z-1 which is located offshore northwest Peru.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.

IFC’s proposed financing consists of up to $50 million for its own account, including $19.5 million in equity.  The remaining $70 million would be syndicated to commercial banks and other financial institutions.  The Company and the IFC have executed a non-binding Term Sheet delineating the key terms and conditions for IFC’s $19.5 million equity contribution, which would consist of a private placement of 6,500,000 common shares of the Company to IFC at a price of $3 per share.  As a result, IFC would become one of the Company’s largest investors.  The Company expects to sign the corresponding equity subscription agreement once IFC’s Board approves the financing, which is expected around mid-December.  Syndication of the debt component is expected to take place during the first quarter of 2007.

Manolo Zúñiga, President and Chief Executive Officer, stated:  “Since signing a mandate letter with BPZ in May of 2005, the IFC has performed thorough due diligence resulting in IFC Credit Committee approval.  IFC’s proposed financing positions us to develop the Corvina Gas Field and complete our planned gas-to-power project.”

Investors are cautioned that until IFC Board approval is obtained and execution of the final closing documents is completed, the Company does not have a binding commitment from IFC to finance the project and there can be no assurance the Company will receive such financing from IFC.

With respect to operations, the Company recently reached total depth with its first well, the CX11-21XD, in the Corvina Gas Field.  Logging was conducted and the corresponding petrophysical interpretations have been carried out.  Based on these interpretations, the Company is now setting up to complete and test the well.

About the IFC

The IFC is the private sector arm of the World Bank Group based in Washington, D.C.   It provides loans, equity, structured finance and risk management products, and advisory and technical assistance services to build the private sector in developing countries.  Their mission is to promote sustainable private sector investment in developing countries, helping to reduce poverty and improve people’s lives.

About BPZ Energy

Houston-based BPZ Energy, Inc. is an oil and gas exploration and production company with properties in northwest Peru and southwest Ecuador.  It is executing an integrated gas-to-power strategy which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation.  BPZ has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a working interest in a producing property in southwest Ecuador.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.   You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.   These forward-looking statements involve risks and uncertainties.   Our actual results could differ materially from those anticipated in these forward-looking statements.   Such uncertainties include the success of our project financing effort, including final documentation and execution of financing documents with IFC, as well as the successful management of our capital development project and other normal business risks.   We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.   We caution you not to place undue reliance on those statements.